NEWS
For Immediate Release

For additional information contact:

Marty Schwenner
Magnetek, Inc.
262-703-4282
mschwenner@magnetek.com

Magnetek Announces Fourth Quarter and Fiscal Year 2013 Results

Q4 Highlights

•	Net sales of $25.2 million decreased 15% from last year’s fourth quarter, mainly due to lower sales into material handling markets. Q4 bookings of $26.3 million increased 6% over last year.

•
Q4 net income from continuing operations was $0.7 million, or $.22 per share, compared to $0.8 million, or $.25 per share last year. Q4 adjusted EBITDA (see attached reconciliation) totaled nearly $3.0 million, or 11.7% of sales, compared to $4.7 million, or 15.8% of sales, for the same period last year.

•	Cash balances totaled $15.2 million as of December 29, 2013. Liquidity remains strong despite Q4 cash contributions to pension plan assets of $8.9 million.

Fiscal Year 2013 Highlights

•
FY 2013 sales totaled $103.3 million, a decrease of nearly 10% from the same period last year, mainly due to lower sales into material handling and mining markets, as well as the Company’s withdrawal from renewable energy markets.

•	Adjusted EBITDA decreased to $12.5 million, or 12.1% of sales, from $17.9 million, or 15.7% of sales, in fiscal 2012.

•
The Company’s pension obligation declined by $54 million during fiscal 2013 to $48 million as of December 29, 2013, from a combination of contributions to pension assets, rising interest rates, and positive asset returns.

Menomonee Falls, Wis., March 12, 2014 -- Magnetek, Inc. (“Magnetek” or “the Company,” NASDAQ: MAG) today reported the results of its fourth quarter and 2013 fiscal year, ended December 29, 2013.

Fourth Quarter Results

In the fourth quarter of fiscal 2013, Magnetek recorded revenue of $25.2 million, a 15% decrease from the prior year fourth quarter, primarily reflecting lower sales of products for material handling applications, which decreased $4.2 million year-over-year to $18.6 million. Current year fourth quarter operating income was impacted by $0.4 million of unusual charges related to severance, professional fees, and finalization of the Company’s pension expense for fiscal 2013. Despite these charges, the Company’s continuing operations remained firmly profitable, with after-tax income of $0.7 million, or $.22 on a per share basis.
“We experienced continuing softness in our end markets during the fourth quarter, particularly in material handling markets, which we believe peaked at least in the near-term in the second half of 2012. The year-over-year decrease in material handling sales is representative of continuing economic uncertainties, which resulted in a lack of larger project business for us throughout much of 2013. Despite the sales decline, gross margins exceeded 34%, our continuing operations remained firmly profitable, and we continued to make solid progress in reducing our pension obligation,” said Peter McCormick, Magnetek’s president and chief executive officer.
Gross profit amounted to $8.7 million (34.3% of sales) in the fourth quarter of fiscal 2013 versus $9.4 million (31.6% of sales) in the last year’s fourth quarter. Prior year fourth quarter gross profit was impacted by non-cash impairment charges of $1.2 million related to the Company’s renewable energy fixed assets. Excluding the impact of the asset impairment charges, fourth quarter gross profit would have been $10.6 million, or 35.7% of sales.
Total operating expenses, consisting of research and development (“R&D”), pension expense and selling, general and administrative costs, were $7.7 million in the fourth quarter of fiscal 2013, compared to $8.2 million in the prior year fourth quarter. Compared to the prior year, current year fourth quarter operating expenses reflect lower volume-related sales and marketing expenses, lower R&D expenses, and lower pension expense.
Operating income in the fourth quarter of fiscal 2013 decreased to $1.0 million from $1.1 million for the same period last year. Income from continuing operations after provision for income taxes in the fourth quarter was $0.7 million, or $.22 per share, compared to $0.8 million, or $.25 per share, in the same period last year. Including the results of discontinued operations, the Company recorded net income of $.11 per share in the fourth quarter of fiscal 2013 versus $.31 per share in the fourth quarter of fiscal 2012.
Unrestricted cash balances decreased by $5.8 million during the fourth quarter to $15.0 million at December 29, 2013, after contributing $8.9 million during the quarter to the Company’s defined benefit pension plan. In the fourth quarter of fiscal 2013, the Company elected to voluntarily contribute $4.4 million to the pension plan which was scheduled to be contributed in the first quarter of fiscal 2014. As a result, the Company does not anticipate making a contribution to the pension plan during the first quarter of fiscal 2014.

Fiscal Year 2013 Results

For fiscal year 2013, the Company recorded revenue of $103.3 million, down 10% from $114.3 million in fiscal year 2012. The sales decrease was due to lower sales of products for material handling applications, which declined $4.4 million, or 5%, year-over-year, and mining applications, which declined $3.3 million, or 47%, year-over-year. In addition, sales of inverters for renewable energy applications also declined $2.8 million following the Company’s decision to no longer pursue business opportunities in renewable energy markets. Fiscal 2013 gross profit amounted to $35.3 million (34.2% of sales) versus $39.8 million (34.9% of sales) in the prior year. The year-over-year decrease in gross profit and gross margin as a percentage of sales was mainly related to lower sales volume in fiscal 2013.
Operating expenses totaled $30.5 million in fiscal 2013, a decrease of $1.3 million from $31.8 million in fiscal 2012, due mainly to lower R&D and pension expense, lower incentive compensation provisions, and lower volume-related selling expenses. Pension expense, which decreased by $0.6 million in fiscal 2013, was $6.4 million, representing approximately $1.90 on a per share, after-tax basis. The Company recorded income from continuing operations of $3.8 million, or $1.13 per share, versus prior year income from continuing operations of $6.9 million, or a $2.14 per share. The Company recorded a loss from discontinued operations of $0.6 million, or a $.19 loss per share in fiscal 2013, compared to income from discontinued operations of $5.7 million, or $1.76 per share, in fiscal 2012. Fiscal 2012 income from discontinued operations includes a gain of $5.0 million from a settlement agreement entered into by the Company to resolve a legal matter.
Including results of discontinued operations, the Company’s net income totaled $3.1 million, or $.94 per share, in fiscal 2013 compared to prior year income of $12.6 million, or $3.90 per share.
Cash balances decreased during fiscal 2013 by $13.7 million, after cash contributions of $24.9 million to the Company’s pension plan.
“We continued to focus on organic growth, asset management, and cash flow during 2013. Conditions in our end markets were not conducive to growth, and we experienced uneven demand throughout the year. In response to the continuing slow growth environment, we implemented a number of actions in terms of pricing, repositioning, and cost reductions during our third quarter to better assure acceptable levels of profit at existing sales volumes. We also improved our asset management as the year progressed, and generated sufficient cash to fund near-term growth initiatives and meet our pension obligations,” said Mr. McCormick. “Regarding our pension, we contributed nearly $25 million to plan assets during the year in an effort to improve the funded status of the plan, and we made meaningful progress toward that goal during fiscal 2013, aided by asset returns and interest rates increases in addition to our contributions. The improvement in our pension should favorably impact our earnings and cash flow going forward,” continued Mr. McCormick.

Operations and Outlook

Total bookings for the fourth quarter of fiscal 2013 were $26.3 million, resulting in a book-to-bill ratio for the quarter of 104%. Total Company order backlog was $12.8 million at December 29, 2013, comparable to the prior year order backlog of $13.1 million.
“Our level of business activity throughout fiscal 2013 was lower than during 2012, particularly in material handling and mining markets. In addition, our sales mix in 2013 didn’t include as many large scale projects. We expect these conditions to continue through the first half of 2014, although we have seen our quotation log for larger projects increase over the past couple of months,” said Mr. McCormick. “Our growth initiatives in 2014 are centered on a combination of innovative product offerings, market share gains, and entry into new markets. One area of growth for us has been our radio controls business, where our sales increased 15% year-over-year,” continued Mr. McCormick. “In addition, we launched a new line of regenerative drives for the material handling industry, which will provide end-users of these products with not only high performance but further energy savings. We’re targeting expansion of our share of AC controls for the elevator market, and in the mining area, we’ve made investments to expand into Asia and to reduce our dependence on the coal industry, but those efforts are typically longer-term in nature. Looking ahead, we continue to believe that we have great opportunity to enhance shareholder value through a combination of reliable profitability, consistent cash flow generation, and a further reduction in our pension obligation,” concluded Mr. McCormick.

Pension Update
As previously disclosed, Magnetek has an underfunded defined benefit pension plan that was frozen in 2003. Based mainly on the number of participants in the plan and the declining interest rate environment over the past decade, the Company has a fairly large underfunded pension liability, and annual pension expense and cash contributions to the pension plan have been significant for the past several years.
The Company’s non-cash pension expense for fiscal 2013 was $6.4 million, while the Company’s cash contributions to the pension plan were nearly $25 million. Returns on pension plan assets were 14.9% during fiscal 2013, and interest rates increased throughout the year, both of which favorably impacted the Company’s year-end pension plan measurement. As of the end of fiscal 2013, the Company measured its pension plan for accounting purposes using a discount rate assumption of 4.45%, up from 3.5% at the end of fiscal 2012. The combination of the higher discount rate, Company contributions, and better-than-expected returns on pension plan assets resulted in a $54 million decrease in the Company’s pension liability as of December 29, 2013, to $48 million. The pension liability entering fiscal 2013 was $102 million.
“Our pension situation has been quite challenging for some time now, consuming the majority of our cash flow for a number of years. Over the past 6 and ½ years since quarterly pension contributions began, we’ve generated about $81 million of adjusted EBITDA, of which we’ve contributed $75 million to our pension plan, an average of nearly $1 million per month,” said Marty Schwenner, Magnetek’s chief financial officer. “It’s very encouraging for us that at last we’re realizing some benefits from those contributions in the form of a lower pension liability, lower future pension expense, and projected lower future cash contributions. Of course, favorable asset returns during 2013 and the higher discount rate at the end of the year also played a role in improving our pension situation,” continued Mr. Schwenner. “Given the significant improvement in 2013, we’re now turning our attention to actions aimed at reducing some of the risk and volatility of our plan as additional steps toward our longer-term objective of transferring the entire plan to a third party through annuitization,” concluded Mr. Schwenner.
Non-cash GAAP pension expense for fiscal 2014 is expected to total $3.7 million, a decrease of approximately $2.7 million from fiscal 2013 pension expense levels, which represents an improvement in earnings of approximately $.80 on a per share basis. Fiscal 2014 pension contributions are expected to total approximately $15 million, while projected contributions for fiscal 2015 and 2016 are currently estimated at $7 million annually.

Company Webcast

This morning, at 11:00 a.m. Eastern Daylight Time, Magnetek management will host a conference call to discuss Magnetek’s fourth quarter and fiscal 2013 results. The conference call and accompanying slide presentation will be webcast live on the “Investor Relations” page of the Company’s website at www.magnetek.com. Institutional investors may also access the webcast at www.streetevents.com. A replay of the webcast will be available on the “Investor Relations” page of Magnetek's website for at least ninety days. A replay of the call also will be available through March 19, 2014, by phoning 630-652-3042 (passcode: 3669 5157#).
Magnetek, Inc. (NASDAQ: MAG) manufactures digital power and motion control systems used in material handling, people moving and energy delivery. The Company is headquartered in Menomonee Falls, Wis. in the greater Milwaukee area and operates manufacturing plants in Pittsburgh, Pa. and Bridgeville, Pa. as well as Menomonee Falls.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company's anticipated financial results for its 2014 through 2016 fiscal years. These forward-looking statements are based on the Company's expectations and are subject to risks and uncertainties that cannot be predicted or quantified and are beyond the Company's control. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying these forward-looking statements. These include, but are not limited to, economic conditions in general, business conditions in material handling, elevator, and mining markets, operating conditions, competitive factors such as pricing and technology, risks associated with acquisitions and divestitures, legal proceedings and the risk that the Company’s ultimate costs of doing business exceed present estimates.  Other factors that could cause actual results to differ materially from expectations are described in the Company's reports filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.
The Company may, in the course of its financial presentations, earnings releases, earnings conference calls, and otherwise, publicly disclose certain numerical measures which are or may be considered "non-GAAP financial measures” under SEC Regulation G.  "GAAP" refers to generally accepted accounting principles in the United States.  Non-GAAP financial measures disclosed by management are provided as additional information to investors in order to provide them with an alternative method for assessing the Company’s financial condition and operating results.  These measures are not in accordance with, or a substitute for, GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies.  The Company’s public disclosures may include non-GAAP measures such as EBITDA and adjusted EBITDA.  EBITDA represents its GAAP results adjusted to exclude interest, taxes, depreciation and amortization.  Adjusted EBITDA represents EBITDA adjusted to exclude non-cash pension and stock compensation expenses. Company management believes that adjusted EBITDA is useful to investors as it provides a measure of the Company’s cash flow prior to capital investments, changes in working capital, and pension contributions. As a result, management believes investors can use this metric as a measure of the Company’s ability to fund its growth initiatives and its pension obligations.

Magnetek, Inc.
Consolidated Results of Operations
(in thousands except per share data)

	Three months ended		Twelve months ended
	(Unaudited)
	(13 weeks)	(13 weeks)	(52 weeks)	(52 weeks)
	December 29,	December 30,	December 29,	December 30,
Results of Operations:	2013	2012	2013	2012
Net sales	$25,240	$29,685	$103,316	$114,274
Cost of sales	16,575	20,307	67,991	74,430
Gross profit	8,665	9,378	35,325	39,844
Operating expenses:
Research and development	711	873	3,246	3,834
Pension expense	1,685	1,911	6,365	6,936
Selling, general and administrative	5,318	5,454	20,939	21,052
Total operating expenses	7,714	8,238	30,550	31,822
Operating income	951	1,140	4,775	8,022
Provision for income taxes	213	322	1,016	1,096
Income from continuing operations	738	818	3,759	6,926
Income (loss) from discontinued operations	(365)	204	(627)	5,697
Net income	$373	$1,022	$3,132	$12,623

Earnings per common share - basic:
Income from continuing operations	$0.23	$0.26	$1.16	$2.18
Income (loss) from discontinued operations	$(0.11)	$0.06	$(0.19)	$1.79
Net income per common share	$0.12	$0.32	$0.97	$3.98

Earnings per common share - diluted:
Income from continuing operations	$0.22	$0.25	$1.13	$2.14
Income (loss) from discontinued operations	$(0.11)	$0.06	$(0.19)	$1.76
Net income per common share	$0.11	$0.31	$0.94	$3.90

Weighted average shares outstanding:
Basic	3,254	3,193	3,231	3,174
Diluted	3,359	3,231	3,339	3,238

Reconciliation of Non-GAAP Financial Measures:
The following table reconciles operating income, the most directly comparable GAAP measure, to adjusted operating income and adjusted EBITDA, non-GAAP financial measures:

	Three months ended		Twelve months ended
	(Unaudited)		(Unaudited)
	December 29,	December 30,	December 29,	December 30,
	2013	2012	2013	2012
Operating income (GAAP)	$951	$1,140	$4,775	$8,022
As a percent of sales	3.8%	3.8%	4.6%	7.0%
Add: asset impairment charge (accelerated depreciation)	—	1,222	—	1,222
Add: pension expense	1,685	1,911	6,365	6,936
Adjusted operating income (non-GAAP)	$2,636	$4,273	$11,140	$16,180
As a percent of sales	10.4%	14.4%	10.8%	14.2%
Add: depreciation and amortization	147	224	716	913
Add: stock compensation expense	169	194	676	824
Adjusted EBITDA (non-GAAP)	$2,952	$4,691	$12,532	$17,917
As a percent of sales	11.7%	15.8%	12.1%	15.7%

	Three months ended		Twelve months ended
	(Unaudited)		(Unaudited)
	December 29,	December 30,	December 29,	December 30,
Other Data:	2013	2012	2013	2012
Depreciation expense (including asset impairment charge)	$134	$1,433	$663	$2,082
Amortization expense	13	13	53	53
Capital expenditures	196	138	549	869

Magnetek, Inc.
Consolidated Balance Sheet
(in thousands )

	December 29,	December 30,
	2013	2012
Cash	$14,960	$28,706
Restricted cash	262	262
Accounts receivable	15,100	15,833
Inventories	13,322	14,868
Prepaid and other current assets	814	710
Total current assets	44,458	60,379

Property, plant & equipment, net	2,735	2,855
Goodwill	30,427	30,485
Other assets	4,349	5,096

Total assets	$81,969	$98,815

Accounts payable	$10,403	$11,954
Accrued liabilities	4,833	6,097
Total current liabilities	15,236	18,051

Pension benefit obligations, net	48,461	102,340
Other long-term obligations	911	1,095
Deferred income taxes	9,125	8,204
Total liabilities	73,733	129,690

Common stock	33	32
Paid in capital in excess of par value	142,598	141,725
Retained earnings	17,088	13,956
Accumulated other comprehensive loss	(151,483)	(186,588)
Total stockholders' equity (deficit)	8,236	(30,875)

Total liabilities and stockholders' equity (deficit)	$81,969	$98,815